Exhibit 99.1

Ranger Oil Provides Third Quarter 2021 and Rebranding Update

— Expects Significant Free Cash Flow Generation —

— Officially Changes Name to Ranger Oil Corporation –

— Begins Trading Under NASDAQ Ticker of ROCC; Will Ring Closing Bell on October 18 —

HOUSTON, October 17, 2021 (GLOBE NEWSWIRE) – Ranger Oil Corporation (“Ranger” or the “Company”) (NASDAQ: ROCC) today announced an operational update and the timing of its third quarter 2021 earnings release and conference call. Separately, the Company has been renamed “Ranger Oil Corporation”. Ranger will begin trading on the NASDAQ under the stock ticker of “ROCC” as of market open on Monday, October 18, 2021.

Preliminary Third Quarter 2021 Operational and Financial Update

The operational and financial results below represent results through September 30, 2021, and do not include the Lonestar Resources (“Lonestar”) acquisition which closed October 5, 2021.

•

Sold 20,429 barrels of oil per day (“bbl/d”) for the third quarter of 2021, slightly exceeding the mid-point of guidance. Total sales volumes for the third quarter of 2021 were 25,483 barrels of oil equivalent per day (“boe/d”);

•	Realized a third quarter 2021 oil price of $68.10 per barrel, or $57.15 per barrel including effects of derivatives, net(1);

•	Incurred capital expenditures of approximately $59 million on drilling and completion activities, which was slightly below the mid-point of guidance; and

•	Generated material free cash flow(2) for the third quarter of 2021, marking a full two years of quarterly free cash flow(2) for the Company.

Darrin Henke, President and Chief Executive Officer of the Company, commented, “We continued to benefit from our operational and capital efficiency initiatives in the third quarter of 2021. The result was further growth in oil sales volumes and modest capital expenditures, which drove our eighth consecutive quarter of free cash flow(2) generation, exhibiting our commitment of appropriately managing the business all throughout a challenging commodity price cycle. With our recent closing of the acquisition of Lonestar and our continued two-rig drilling program, we expect our free cash flow(2) profile to accelerate with more than $200 million estimated for 2022.”

“Our solid third quarter results provide a strong foundation as we continue to capitalize on the opportunities provided by our acquisition of assets from Rocky Creek Resources earlier this year and our recent acquisition of Lonestar. The result of our targeted efforts has been the creation of a consolidated asset position of over 140,000 net acres in the core of the Eagle Ford play in South Texas that, with the addition of recently Turned-in-Line wells, is producing almost 40,000 boe/d. In short, we have created a business that provides superior Adjusted EBITDAX margins(3), high rate-of-return investment opportunities with a large inventory of drilling locations, and significant free cash flow generation which we expect to use to further reduce our leverage position to 1.0x(4) or less in the first half of next year.”

Third Quarter 2021 Conference Call

Ranger plans to release its third quarter 2021 results after the market closes on Wednesday, November 3, 2021. A conference call and webcast discussing the third quarter 2021 financial and operational results is currently scheduled for Thursday, November 4, 2021 at 10 a.m. ET. Prepared remarks will be followed by a question and answer period. Investors and analysts may participate via phone by dialing (844) 707-6931 (international: (412) 317-9248) five to 10 minutes before the scheduled start time, or via webcast by logging on to the Company’s website, www.Rangeroil.com, at least 15 minutes prior to the scheduled start time to download supporting materials and install any necessary audio software.

An on-demand replay of the webcast will be available on the Company’s website beginning shortly after the webcast. The replay will also be available from November 4, 2021, through November 11, 2021, by dialing (877) 344-7529 (international (412) 317-0088) and entering the passcode 10161219.

About Ranger Oil Corporation

Ranger Oil (formerly known as Penn Virginia Corporation) is a pure-play independent oil and gas company engaged in the development and production of oil, NGLs, and natural gas, with operations in the Eagle Ford shale in South Texas. For more information, please visit our website at www.Rangeroil.com.

Cautionary Statements Regarding Preliminary Financial and Operational Results

The estimates and guidance presented in this release are based on assumptions of capital expenditure levels, prices for oil, natural gas, and NGLs, current indications of supply and demand for oil, well results, and operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable, they are inherently uncertain and are subject to, among other things, significant business, economic, operational and regulatory risks and uncertainties and are subject to material revision. Actual results may differ materially from estimates and guidance. Please read the “Forward-Looking Statements” section below, as well as “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Forward-Looking Statements

This communication contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements, and such statements include, words such as “anticipate,” “guidance,” “assumptions,” “projects,” “forward,” “estimates,” “outlook,” “expects,” “continues,”, “project”, “intends,” “plans,” “believes,” “future,” “potential,” “may,” “foresee,” “possible,” “should,” “would,” “could,” “focus” and variations of such words or similar expressions, including the negative thereof, to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the risk that the benefits of the acquisition of Lonestar may not be fully realized or may take longer to realize than expected, and that management attention will be diverted to transaction-related issues; the impact of the COVID-19 pandemic, including reduced demand for oil and natural gas, economic slowdown, governmental actions, stay-at-home orders, interruptions to our operations or our customer’s operations; risks related to and the impact of actual or anticipated other world health events; our ability to satisfy our short-term and long-term liquidity needs, including our ability to generate sufficient cash flows from operations or to obtain adequate financing; our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties; our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; the projected demand for and supply of oil, NGLs and natural gas; our ability to contract for drilling rigs, frac crews, materials, supplies and services at reasonable costs; our ability to renew or replace expiring contracts on acceptable terms; our ability to obtain adequate pipeline transportation capacity or other transportation for our oil and gas production at reasonable cost and to sell our production at, or at reasonable discounts to, market prices; and other risks set forth in our filings with the SEC, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Additional Information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. In addition, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this communication speak only as of the date of the communication. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Footnotes

(1)

Realized oil price, including effects of derivatives, net is a non-GAAP measure. Definitions and reconciliations of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.

(2)	Free Cash Flow is a non-GAAP financial measure. Definitions of non-GAAP financial measures appear at the end of this release.

(3)

Margin is defined as realized aggregate price, including effects of derivatives less adjusted direct operating expenses. Adjusted EBITDAX is a non-GAAP financial measure. Definitions of non-GAAP financial measures appear at the end of this release.

(4)

Leverage ratio is calculated by dividing Net Debt by LTM Adj. EBITDAX – see the end of the release for explanation of this calculation. Net Debt and Adj. EBITDAX are non-GAAP financial measures that are defined at the end of this release.

RANGER OIL CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

Reconciliation of GAAP “Realized prices” to Non-GAAP “Realized prices, including effects of derivatives, net”

We present our realized prices for crude oil, natural gas and natural gas, as adjusted for the effects of derivatives, net as we believe these measures are useful to management and stakeholders in determining the effectiveness of our price-risk management program that is designed to reduce the volatility associated with our operations. Realized prices for crude oil, natural gas and natural gas, as adjusted for the effects of derivatives, net, are supplemental financial measures that are not prepared in accordance with generally accepted accounting principles (“GAAP”). The following table presents the calculation of our non-GAAP realized prices for crude oil, natural gas and natural gas, as adjusted for the effects of derivatives, net and reconciles to realized prices for crude oil, natural gas and natural gas determined in accordance with GAAP:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Realized crude oil prices ($/bbl)	$68.10	$63.54	$37.39	$62.99	$36.05
Effects of derivatives ($/bbl)	(10.95)	(10.84)	10.89	(10.91)	15.00

Crude oil realized prices, including effects of derivatives, net ($/bbl)	$57.15	$52.70	$48.28	$52.08	$51.05

Realized natural gas liquid prices ($/bbl)	$27.24	$18.31	$9.20	$21.21	$6.86
Effects of derivatives ($/bbl)	(1.47)	(0.44)	—	(0.69)	$—

Natural gas liquid realized prices, including effects of derivatives, net ($/bbl)	$25.77	$17.87	$9.20	$20.52	$6.86

Realized natural gas prices ($/Mcf)	$4.11	$2.70	$1.80	$3.23	$1.73
Effects of derivatives ($/Mcf)	(0.67)	0.01	0.08	(0.22)	0.13

Natural gas realized prices, including effects of derivatives, net ($/Mcf)	$3.44	$2.71	$1.88	$3.01	$1.86

Aggregate realized prices ($/boe)	$59.77	$54.75	$30.70	$54.58	$29.57
Effects of derivatives ($/boe)	(9.28)	(8.82)	8.30	(8.95)	11.57

Aggregate realized prices, including effects of derivatives, net ($/boe)	$50.49	$45.93	$39.00	$45.63	$41.14

Effects of derivatives includes, as applicable to the period presented: (i) current period commodity derivative settlements; (ii) the impact of option premiums paid or received in prior periods related to current period production; (iii) the impact of prior period cash settlements of early-terminated derivatives originally designated to settle against current period production; (iv) the exclusion of option premiums paid or received in current period related to future period production; and (v) the exclusion of the impact of current period cash settlements for early-terminated derivatives originally designated to settle against future period production.

Definition and Explanation of Net Debt

Net debt, excluding unamortized discount and debt issuance costs is a non-GAAP financial measure that is defined as total principal amount of long-term debt less cash and cash equivalents. Total principal amount of long-term debt used to calculate Net debt for the period ended September 30, 2021, excludes the Company’s 9.25% senior unsecured notes and related funds which were held in escrow as restricted cash at September 30, 2021. The most comparable financial measure to net debt, excluding unamortized discount and debt issuance costs under GAAP is principal amount of long-term debt. Net debt is used by management as a measure of our financial leverage. Net debt, excluding unamortized discount and debt issuance costs should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent the Company’s actual indebtedness.

Definition and Explanation of Free Cash Flow

Free Cash Flow is not a measure of net income (loss) as determined by GAAP. We define Free Cash Flow as Discretionary Cash Flow (non-GAAP) less acquisition capital plus asset divestiture proceeds plus sales and use tax refunds less oil and gas capital expenditures. Discretionary Cash Flow is defined as Net Cash Provided by Operating Activities (GAAP) less changes in working capital (current assets and liabilities). We believe this presentation is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Our definition of Free Cash Flow may differ from the definition used by other companies. Free Cash Flow should be considered as a supplement to net income as a measure of performance and net cash provided by operating activities as a measure of our liquidity.

Definition and Explanation of Adjusted EBITDAX

Adjusted EBITDAX represents net income (loss) before loss on extinguishment of debt, interest expense, income taxes, impairments of oil and gas properties, depreciation, depletion and amortization expense and share-based compensation expense, further adjusted to include the net commodity realized settlements of derivatives and exclude the effects of gains and losses on sales of assets, non-cash changes in the fair value of derivatives, and special items including strategic transaction costs, and organizational restructuring, including severance. We believe this presentation is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss). Adjusted EBITDAX as defined by the Company may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as operating income or cash flows from operating activities. Adjusted EBITDAX should not be considered in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP.

Contact

Clay Jeansonne

Investor Relations

Ph: (713) 722-6540

E-Mail:invest@Rangeroil.com